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                                                                   Exhibit 23.03

INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Amendment No. 1 to the registration statement (No. 333-64556) on Form S-3 of Adelphia Communications Corporation, of our report, dated March 29, 1999, relating to the consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' deficit and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in the September 9, 1999 (as amended on January 2, 2001) Current Report on Form 8-K of Adelphia Communications Corporation, incorporated by reference herein the registration statement, and to the reference to our firm under the heading "Experts" in such registration statement.



/s/ KPMG LLP


Denver, Colorado
December 14, 2001